Board of Directors Meeting
                                   Resolution
                                  June 1, 1998

It has been approved and directed that Judy K. Brotherson will receive a 100,000 share stock option at 75% of the bid price as of May 27, 1998 ($1.25) per share of MBAI stock.

It is further approved that Judy K. Brotherson will receive a 20,000-share option when sales reach $20,000,000 gross revenue for MBA Holdings and 5,000-share option for each $5,000,000 increase in sales. They will be at 70% of the bid share price on date gross sales is reached.

These options will expire ten (10) years from date granted and can be transferred .

/s/ Gaylen Brotherson

/s/ Judy K. Brotherson

/s/ Shelly Beesley